Exhibit 23.1

Beijing Office
Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020
T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hywin Holdings Inc. on Form S-8 of our report dated January 22, 2021, with respect our audits to the consolidated financial statements of Hywin Holdings Inc. as of June 30, 2020, 2019 and 2018 and for the years ended June 30, 2020, 2019 and 2018 appearing in the prospectus on Form F-1 No. 333-253591 filed with the Securities and Exchange Commission.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
Beijing, China
October 8, 2021